EXHIBIT 17

Stephen M. Mohan
5962 Negley
Kyle, TX 78640

October 9, 2009

Kenneth J. Yonika
Northern Explorations
Interim CEO
9002 Green Oaks Circle
2nd Floor
Dallas TX 75243-7212

Dear Mr. Yonika:

Please accept my resignation from the executive board of Northern Explorations, effective immediately.

I simply do not feel comfortable with the current communication structure in place. Let me state, however, that I hold no personal animosity toward individual members of the board or the company as a whole. I wish you the best in your endeavors.

Sincerely,


/s/ Stephen M. Mohan
--------------------------------
Stephen M. Mohan
Director